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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors QSound Labs, Inc.

We have issued our report dated March 29, 2006, accompanying the consolidated financial statements included in the Annual Report of QSound Labs, Inc. on the Form 20-F for the year ended December 31, 2006. We herby consent to the incorporation by reference of said report in the Registration Statements of QSound Labs, Inc. on Forms S-8 (File Nos. 333-09228, effective August 8, 1998, 333-117165, effective July 2, 2004 and 333-133714, effective May 1, 2006), on Form F-3/A (File No. 333-121871, effective April 7, 2005) and on Form F-3 (File No. 333-133290, effective May 4, 2006).

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